EXHIBIT 10.3

PALATIN TECHNOLOGIES, INC.
RESTRICTED SHARE UNIT AGREEMENT
(Non-Employee Director)

Notice of Restricted Share Unit Award

Palatin Technologies, Inc., a Delaware corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the Palatin Technologies, Inc. 2011 Stock Incentive Plan, as amended and restated (the “Plan”) and this Restricted Share Unit Agreement (the “Agreement”), the following number of Restricted Share Units, on the Date of Grant set forth below:

Name of Grantee:	[ ]

Number of Restricted Share Units:	[ ]

Date of Grant:	[ ]

Terms of Agreement

1. Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee, as of the Date of Grant set forth above, the total number of share units (the “Restricted Share Units”) set forth above.  Each Restricted Share Unit shall represent the contingent right to receive one Share and shall at all times be equal in value to one Share. The Restricted Share Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 hereof.

2. Vesting of Restricted Share Units.

(a) The Restricted Share Units shall vest to the extent of 50% of the Restricted Share Units on each of the first and second anniversaries of the Date of Grant (each such date a “Vesting Date”) (subject to such rounding conventions as may be implemented by the Company from time to time), provided that the Grantee shall have continued to serve as a Director through the applicable Vesting Date.

(b) Notwithstanding Section 2(a), the Restricted Share Units that have not yet vested under Section 2(a) shall immediately vest if, prior to the applicable Vesting Date: (i) the Grantee dies while serving as a Director; (ii) the Grantee’s service as a Director is terminated as a result of the failure of the Board to nominate the Grantee for re-election to the Board for any reason other than for “Cause” (as defined below); or (iii) a “Change in Control Event” occurs while the Grantee is serving as a Director.  For purposes of this Agreement, a “Change in Control Event” means a Change in Control that constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(c) For purposes of this Agreement, “Cause” shall mean: (i) the Grantee’s material breach of, or habitual neglect or failure to perform the material aspects of his or her duties as a Director; (ii) the Grantee’s engaging in conduct that is materially detrimental to the interests of the Company such that the Company sustains a material loss or injury as a result thereof; or (iii) the conviction of the Grantee of, or the entry of a pleading of guilty or nolo contendere by the Grantee to, any crime involving moral turpitude or any felony.

3. Forfeiture of Restricted Share Units.

(a) The Restricted Share Units that have not yet vested pursuant to Section 2 shall be forfeited automatically without further action or notice if the Grantee ceases to serve as a Director prior to a Vesting Date other than as provided in Section 2(b).

(b) All unpaid Restricted Share Units, whether or not vested, shall be forfeited automatically without further action or notice if the Grantee’s service as a Director is terminated as a result of the failure of the Board to nominate the Grantee for re-election to the Board for any reason other than for Cause. Further, the Restricted Share Units and any amount paid hereunder shall be subject to the forfeiture and repayment provisions of Section 20 of the Plan.

4. Payment.

(a) Except as may be otherwise provided in this Section, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Restricted Share Units within sixty (60) days following the earlier of:

(i)           The date of Grantee’s “separation from service” (within the meaning of Section 409A of the Code) for any reason other than as a result of the failure of the Board to nominate the Grantee for re-election to the Board for any reason other than for Cause; or

(ii)           The occurrence of a Change in Control Event.

(b) Notwithstanding the foregoing, if the Restricted Share Units become payable as a result of Section 4(a)(i) and the Grantee is a “specified employee”, within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees) on the date of the Grantee’s separation from service, then to the extent required to comply with Section 409A of the Code, the Shares underlying the vested Restricted Share Units shall instead be delivered to the Grantee within sixty (60) days after the first business day that is more than six months after the date of his or her separation from service (or, if the Grantee dies during such six-month period, within sixty (60) days after the Grantee’s death).

(c) The Company’s obligations with respect to the Restricted Share Units shall be satisfied in full upon the delivery of the Shares underlying the vested Restricted Share Units.

5. Transferability.  The Restricted Share Units may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Share Units.

6. Dividend, Voting and Other Rights.  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Share Units until such Shares have been delivered to the Grantee in accordance with Section 4 hereof. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7. Taxes.  The Grantee is responsible for any federal, state, local or other taxes with respect to the Restricted Share Units.  The Company does not guarantee any particular tax treatment or results in connection with the grant or vesting of the Restricted Share Units or the delivery of Shares.

8. Adjustments.  The number and kind of shares of stock deliverable pursuant to the Restricted Share Units are subject to adjustment as provided in Section 16 of the Plan.

9. Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Share Units; provided that, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

10. Amendments.  Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect in a material way the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

11. Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12. Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Share Units.

13. Successors and Assigns.  Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

14. Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

15. Use of Grantee’s Information.  Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

16. Electronic Delivery.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

17. Acknowledgement of Receipt of Prospectus Information.  By executing this Agreement, the Grantee acknowledges receipt of a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Grantee represents that he is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Restricted Share Units on the terms and conditions set forth herein and in the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Grant.

PALATIN TECHNOLOGIES, INC.

By:
Name: ______________________________
Title: _______________________________

GRANTEE

____________________________________
Name: _______________________________